Exhibit 23.2






               Consent of Independent Certified Public Accountants

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Amendment No. 2 to Form S-2 No. 333-39002) and related Prospectus of Technical Chemicals and Products, Inc. and Subsidiaries for the registration of up to 30,568,673 shares of its common stock and to the incorporation by reference therein of our report dated March 3, 2000 (except for the fourth and fifth paragraphs of Note 9, as to which the date is March 29,
2000), with respect to the consolidated financial statements and schedule of Technical Chemicals and Products, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                                                         /s/ Ernst & Young LLP
                                                         -----------------------


Miami, Florida
October 13, 2000